Exhibit 4.2

                              SCHEDULE "2.21"

           Terms Relating to Last 24 Months of Term/No Extension


I. If the Extension Request is not approved pursuant to Section 2.21(a), (b) or (c) of the Agreement, or if Borrowers do not request an extension pursuant to Section 2.21 of the Agreement, then during the twenty-four
(24) months preceding the Facility Termination Date, the terms and condition set forth on this Schedule "2.21" shall be deemed to be incorporated into the Agreement, and Borrowers, Banks and Agent shall act in accordance herewith:

                           (a)  Section 2.1.  Section 2.1(iii) of the Agreement
shall be deemed to be modified in its entirety to read as follows: "(iii) the aggregate principal amount of all Advances plus the aggregate amount of the Facility Letter of Credit Obligations outstanding with respect to all Borrowers plus the aggregate principal amount outstanding of all Public Indebtedness described in Section 8.2(xv) shall not exceed the aggregate of all Borrowing Bases for all Borrowers determined as of the most recent Inventory Valuation Date."

                           (b)  Section 2.2.  Section 2.2(iii) of the Agreement
shall be deemed to be modified in its entirety to read as follows: "(iii) the aggregate principal amount of all Advances plus the aggregate amount of the Facility Letter of Credit Obligations outstanding with respect to all Borrowers plus the aggregate principal amount outstanding of all Public Indebtedness described in Section 8.2(xv) exceeds the aggregate of all Borrowing Bases for all Borrowers determined as of the most recent Inventory Valuation Date."

                           (c)  Section 4.2.  Section 4.2(v) of the Agreement
shall be deemed to be modified in its entirety to read as follows: "(v) if, after giving effect to the Facility Letter of Credit or amendment or extension thereof requested hereunder, the aggregate principal amount of all Facility Letter of Credit Obligations plus the principal amount of all Advances outstanding plus the aggregate principal amount outstanding of all Public Indebtedness described in Section 8.2(xv) would exceed the aggregate of all Borrowing Bases determined as of the most recent Inventory Valuation Date."

                           (d)  Section 5.2.  Section 5.2(iii)(C) of the
Agreement  shall be deemed to be  modified  in its  entirety to read as follows:
"(C) the aggregate principal amount of all Advances plus the aggregate amount of the Facility Letter of Credit Obligations outstanding plus the aggregate principal amount outstanding of all Public Indebtedness described in Section 8.2(xv) shall not exceed the aggregate of all Borrowing Bases (determined as of the most recent Inventory Valuation Date)."

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                           (e)  Section 8.2(xv).  Section 8.2(xv) of the
Agreement shall be deemed to be modified in its entirety to read as follows:


                  (xv) Public Indebtedness, so long as such Indebtedness (A) as to Guarantor, is either subordinated to or pari passu with Guarantor's obligations under the Guaranty; and (B) as to Borrowers, is Subordinated Indebtedness; provided, however, that the aggregate amount of such Public Indebtedness shall be subject to the limitations in Sections 2.1(iii), 2.2(iii), 4.2(v) and 5.2(iii)(C).

                           (f)  Section 8.2(xviii).  The following Section 8.2
(xviii) shall be deemed to be added to the Agreement:

                  8.2(xviii) Indebtedness, except Public Indebtedness, secured by Liens permitted under Section 8.6(v).

                           (g)  Section 8.6.  Section 8.6(v) shall be deemed to
be modified in its entirety to read as follows:

                  8.6(v) Liens incurred in the ordinary course of business not otherwise permitted by this covenant, provided that (I) the Liens encumber real property owned by the obligor of the applicable Indebtedness (provided that a Borrower may be the obligor of such Indebtedness and Guarantor may guarantee such Indebtedness), and (II) the obligations secured by any Lien shall not exceed eighty percent (80%) of the fair market value of the real property covered thereby (if the obligations do not relate to the construction of improvements on, or development of, the real property) or eighty percent (80%) of the value of the real property covered thereby as if all Improvements to be located thereon have been completed (if the obligations relate to the construction of Improvements on the real property), as applicable.

         1. If the Extension Request is not approved pursuant to Section 2.21, or if Borrowers do not request an extension pursuant to Section 2.21, then if a Conversion Period occurs during the twenty-four (24) months preceding the Facility Termination Date, the terms and conditions of this Schedule "2.21" shall be of no further force and effect, and the provisions of Schedule "2.22" shall become effective.







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